As filed with the Securities and Exchange Commission on November 21, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _____________________

AVON PRODUCTS, INC. (Exact Name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-0544597 (I.R.S. Employer Identification No.)
1345 Avenue of the Americas
New York, New York 10105-0196
(Address including zip code of Principal Executive Offices)
_____________________

 2005 STOCK INCENTIVE PLAN
(Full title of the plan)
_____________________

 Gilbert L. Klemann, II, Esq.
Senior Vice President and General Counsel
1345 Avenue of the Americas
New York, New York 10105-0196
(212) 282-5000
(Name, address and telephone number, including area code, of agent for service)
_____________________

 Copy to:
Edward P. Smith, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
212-408-5100
_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.25 per share ("common stock")(3)	31,000,000 shares	$24.99	$774,690,000	$91,181

(1)	Plus an indeterminate number of additional shares which may be offered or issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the 1933 Act, based upon the average of the high and low prices of the common stock on the New York Stock Exchange on November 16, 2005.
(3)	This Registration Statement on Form S-8 also pertains to rights to purchase shares of Series B Junior Participating Preferred Stock (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exercisable and will only be transferred with the Company’s common shares. Thereafter, separate Rights certificates will be issued.

EXPLANATORY NOTE

                 The prospectus, containing information specified in Item 1 and Item 2 of Part I of Form S-8 and related to this Registration Statement, is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

                 The prospectus will also be used in connection with the offer and sale of shares of Avon common stock registered under the Registration Statement on Form S-8 (Registration No. 333-43820) for the Avon Products, Inc. Year 2000 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

                    The following documents filed with the Securities and Exchange Commission (the “Commission”) by Avon Products, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference:

                    (1)   The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

                    (2)   All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2004.

                    (3)   The description of the Company’s common stock and of the rights to purchase Series B Junior Participating Preferred Stock, each contained in the Company’s Registration Statement on Form 8-A, dated March 18, 1998, as amended.

                    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

                    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

                    Not applicable.

Item 5.       Interests of Named Experts and Counsel.

                    Gilbert L. Klemann, II, Senior Vice President and General Counsel, has given his opinion about certain legal matters affecting the shares of the Company’s common stock registered under this Registration Statement. Mr. Klemann owns, or has the right to acquire, a number of shares of the Company’s common stock which represents less than 1% of the total outstanding common stock of the Company.

Item 6.       Indemnification of Directors and Officers.

                    New York Business Corporation Law.  Section 721 of the New York Business Corporation Law (“NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

                    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

                    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

                    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722, and Section 723 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

                    Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section, (2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

                    By-Laws.   Article XII of the Company’s By-Laws provides, in part, that the Company shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                    Subject to the foregoing exceptions, the Company must also indemnify any person described above who is made or threatened to be made a party to an action by or in the right of the Company to procure a judgment in its favor, against amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with such action or any appeal thereof.

                    Expenses incurred by a director or officer in defending an action or proceeding will be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay the amount advanced in case he or she is ultimately found not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he or she is entitled. The right to indemnification or advancement of expenses is enforceable by the director or officer in any court of competent jurisdiction if the Company denies his or her request or if no disposition thereof is made within 60 days.

                    If Article XII of the By-Laws or any portion thereof is invalidated on any ground by any court of competent jurisdiction, the Company must nevertheless indemnify each director or officer to the full extent permitted by any applicable portion of the By-Laws that has not been invalidated and to the full extent permitted by applicable law.

                    Restated Certificate of Incorporation.  Article VIII of the Company’s Restated Certificate of Incorporation provides that no person who is or was a director of the Company shall have personal liability to the Company or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not limit the liability of any such person (i) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) for any act or omission occurring prior to the adoption of such Article VIII. No amendment to or repeal of Article VIII shall apply to or have any effect on the liability or alleged liability of any such person to the Company for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal. If the NYBCL is amended hereafter to expand or limit the liability of a director, then the liability of a person who is or was a director of the Company shall be deemed to be expanded to the extent required or limited to the extent permitted by the NYBCL, as so amended.

                    Insurance.   The Company maintains, at its expense, insurance which insures its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in their capacities as directors and officers.

Item 7.       Exemption from Registration Claimed.

                    Not applicable.

Item 8.       Exhibits.

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q, filed July 28, 2005).*

4.2	By-Laws of the Company (incorporated by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q, filed July 28, 2005).*

4.3	Rights Agreement, dated as of March 30, 1998, between the Company and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A, filed March 18, 1998).*

4.4	Avon Products, Inc. 2005 Stock Incentive Plan (incorporated by reference to Appendix G to the Company's Proxy Statement on Form 14A as filed with the Commission on March 28, 2005).*

4.5	Form of U.S. Stock Option Agreement under the Avon Products, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated September 6, 2005).*

4.6	Form of U.S. Restricted Stock Unit Award Agreement under the Avon Products, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated September 6, 2005).*

5	Opinion of Gilbert L. Klemann, II.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Gilbert L. Klemann, II (included in Exhibit 5).

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney.

__________________
* Incorporated by reference.

Item 9.      Undertakings.

                    (a)   The undersigned Company hereby undertakes:

                    (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

             (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

             (iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

                    (2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b)   The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c)   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of November, 2005.

AVON PRODUCTS, INC.
By:	/s/ Gilbert L. Klemann, II
	Name: Title:	Gilbert L. Klemann, II Senior Vice President and General Counsel

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
ANDREA JUNG* Andrea Jung	Chairman of the Board, Chief Executive Officer and Director - Principal Executive Officer	November 21, 2005
SUSAN J. KROPF* Susan J. Kropf	President and Chief Operating Officer and Director	November 21, 2005
CHARLES W. CRAMB* Charles W. Cramb	Executive Vice President, Finance and Technology and Chief Financial Officer - Principal Financial Officer	November 21, 2005
KEVIN W. BYRNE* Kevin W. Byrne	Vice President and Controller - Principal Accounting Officer	November 21, 2005
W. DON CORNWELL* W. Don Cornwell	Director	November 21, 2005
EDWARD T. FOGARTY* Edward T. Fogarty	Director	November 21, 2005
STANLEY C. GAULT* Stanley C. Gault	Director	November 21, 2005
FRED HASSAN* Fred Hassan	Director	November 21, 2005

Signature	Title	Date
MARIA ELENA LAGOMASINO* Maria Elena Lagomasino	Director	November 21, 2005
ANN S. MOORE* Ann S. Moore	Director	November 21, 2005
PAUL S. PRESSLER* Paul S. Pressler	Director	November 21, 2005
PAULA STERN* Paula Stern	Director	November 21, 2005
LAWRENCE A. WEINBACH* Lawrence A. Weinbach	Director	November 21, 2005

* By	/s/ Gilbert L. Klemann, II Gilbert L. Klemann, II Attorney-in-fact**

**  By authority of the powers of attorney filed herewith.

EXHIBIT INDEX

Exhibit Number		Page
4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q, filed July 28, 2005).*
4.2	By-Laws of the Company (incorporated by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q, filed July 28, 2005).*
4.3	Rights Agreement, dated as of March 30, 1998, between the Company and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A, filed March 18, 1998).*

4.4	Avon Products, Inc. 2005 Stock Incentive Plan (incorporated by reference to Appendix G to the Company’s Proxy Statement on Form 14A as filed with the Commission on March 28, 2005).*
4.5	Form of U.S. Stock Option Agreement under the Avon Products, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 6, 2005).*

4.6	Form of U.S. Restricted Stock Unit Award Agreement under the Avon Products, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated September 6, 2005).*

5	Opinion of Gilbert L. Klemann, II.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Gilbert L. Klemann, II (included in Exhibit 5).
23.3	Consent of Chadbourne & Parke LLP.
24	Powers of Attorney.

__________________
* Incorporated by reference.